Exhibit 99.1

Atlantic Power Corporation Releases Second Quarter 2012 Results

and Announces Dividend Reinvestment Plan

BOSTON, MASSACHUSETTS — August 8, 2012 /PRNewswire/ — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today released its results for the three and six months ended June 30, 2012. All amounts are in U.S. dollars unless otherwise indicated. Cash Available for Distribution, Payout Ratio, and Project Adjusted EBITDA are not recognized measures under GAAP and do not have standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please see “Regulation G Disclosures” attached to this news release for an explanation and US GAAP reconciliation of the measures “Project Adjusted EBITDA”, “Payout Ratio” and “Cash Available for Distribution” as used in this news release.  In addition, the Company announced that its Board of Directors has approved a Dividend Reinvestment Plan (“DRIP” or the “Plan”) for eligible holders of common shares of the Company (“Common Shares”).  Please see below for further details.

Highlights

•                  Project Adjusted EBITDA for the three months ended June 30 increased by $29.9 million, or 70%, from the comparable period in 2011, primarily due to the increased Project Adjusted EBITDA from the newly acquired Capital Power Income L.P. projects

•                  On July 5, 2012, the Company closed its concurrent equity and convertible debenture offerings for aggregate net proceeds of approximately $192.5 million

•                  In May 2012, the Company closed on the sale of its 14.3% interest in Primary Energy Recycling Holdings, LLC (“PERH”) for cash proceeds of $30.2 million

•                  On August 2, 2012, the Company entered into a purchase and sale agreement for the sale of its 50% ownership interest in the Badger Creek project

•                  Dividend Reinvestment Program approved by Board of Directors

“We are pleased with the year to date results of the Company,” said Barry Welch, President & CEO of Atlantic Power Corporation.  “In addition, we closed concurrent equity and convertible debenture offerings to provide for our equity contribution in the Canadian Hills Wind project, currently under construction in Oklahoma.  We issued our first US$ denominated convertible debenture offering in Canada, allowing Atlantic to naturally hedge the interest payments in US$ to our predominantly US$ denominated cash flows.  As we continue to look for additional growth opportunities, we also continue to rationalize our current portfolio by identifying assets that are either non-core to our business or are minority interests where we do not act as project operator. The sales of Primary Energy Recycling Holdings and Badger Creek help to ensure resources are being used efficiently and that management is focused on its core business assets.”

Operating Performance

Project Adjusted EBITDA, including earnings from equity investments, increased by $29.9 million, or 70%, to $72.8 million for the quarter ended June 30, 2012 compared to $42.9 million for the same period in 2011, primarily due to contributions from the 18 projects added to Atlantic Power’s portfolio when it directly and indirectly acquired Capital Power Income L.P. (subsequently renamed Atlantic Power Limited Partnership, the “Partnership”) on November 5, 2011.

Project Adjusted EBITDA, including earnings from equity investments, increased by $86.8 million, or 110%, to $165.6 million for the six months ended June 30, 2012 compared to $78.8 million for the same period in 2011, primarily due to contributions from the 18 Partnership projects.

Cash Available for Distribution and Payout Ratio

For the six months ended June 30, 2012, Cash Available for Distribution increased by $38.2 million compared to the same period in 2011.  The payout ratio associated with the dividend improved to 89% for the six months ended June 30, 2012 compared to 111% in the comparable prior year period.  For the three months ended June 30, 2012, the payout ratio was 249%, compared to 109% in the second quarter of 2011.

Due to the timing of working capital adjustments and the cash payments associated with its corporate level interest payments, the Company’s payout ratio will fluctuate from quarter to quarter. For example, the interest payments on the $460 million 9% senior notes of the Company due November 2018 are due semi-annually (May and November) and will impact the Company’s payout ratios in the second and fourth quarters.

The payout ratio for the six months ended June 30, 2012 was positively impacted by an increase in working capital associated with the Ontario plants acquired in the Partnership acquisition as well as a one-time realized gain from reducing the Company’s combined foreign currency forward positions as a result of the Partnership acquisition, and the management termination fee from the sale of PERH, partially offset by interest payments associated with newly acquired debt from the Partnership acquisition.

The calculation of Cash Available for Distribution (in both US$ and Cdn$) and a summary of Project Adjusted EBITDA by segment for the three and six months ended June 30, 2012 and 2011 are attached to this news release. In addition, a summary of Project Adjusted EBITDA for selected projects for the three and six months ended June 30, 2012 is attached to this news release.

Financing for Canadian Hills

On July 5, 2012, the Company closed a public offering of 5,567,177 common shares, at a purchase price of $12.76 per share for common shares sold in U.S. dollars and Cdn$13.10 per share for common shares sold in Canadian dollars, for aggregate net proceeds from the common share offering, after deducting the underwriting discounts and expenses, of approximately, $68.5 million.  The Company also issued, in a concurrent public offering, $130.0 million aggregate principal amount of 5.75% convertible unsecured subordinated debentures due 2019 for net proceeds of $124.0 million.  The Company used the net proceeds from the offerings to fund the Company’s equity commitment in the Canadian Hills Wind project, its 300 MW wind energy project under construction in Oklahoma.

Commercial Developments

In February 2012, the Company entered into an agreement with Primary Energy Recycling Corporation (“PERC”) to sell the Company’s 14.3% interest in PERH to PERC for approximately $24.2 million, plus a management agreement termination fee of approximately $6.0 million, for total cash proceeds of $30.2 million. The transaction closed in May 2012 and the Company recorded a $0.6 million gain on the transaction.

On August 2, 2012, the Company entered into a purchase and sale agreement for the sale of its 50% ownership interest in the Badger Creek project. The Company will receive proceeds of approximately $3.7 million when the transaction closes, currently expected to occur in the third quarter.

Outlook

Based on actual performance to date and projections for the remainder of the year, Atlantic Power continues to expect to receive distributions from its projects in the range of $250 to $265 million for the full year 2012. The Company expects overall levels of operating cash flows in 2012 to be improved over 2011 levels due primarily to full year contributions from the Partnership assets and increased distributions from Selkirk following the final payment of its non-recourse, project-level debt, which occurred in June 2012. These increased operating cash flows in 2012, in addition to one-time realized gains from the termination of a portion of aggregate foreign currency forward contracts from the combined company and the management termination fee from the sale of PERH, are expected to result in a significant increase in cash available for distribution in 2012 versus 2011.  Atlantic Power continues to anticipate a 2012 payout ratio of approximately 90% to 97%, subject to the financial performance of its projects.

Dividend Reinvestment Plan

Atlantic Power announced today the details of the Company’s Dividend Reinvestment Plan (“DRIP”). The DRIP allows eligible holders of Common Shares to reinvest their cash dividends (if, as and when declared by the Company’s board of directors and paid) to acquire additional Common Shares of Atlantic Power at a 3% discount to market price, as defined in the Plan.

All holders of Common Shares who are Canadian or U.S. residents are eligible to participate in the Plan.  Shareholders who wish to participate in the DRIP should contact their brokerage firm to enroll in the Plan.

A complete copy of the DRIP and enrollment information is available in the “Investors” section of the Company’s website www.atlanticpower.com or here . Shareholders are urged to carefully read the complete Plan before making any decisions regarding their participation in the DRIP.

Participation in the DRIP does not relieve shareholders of any liability for taxes that may be payable in respect of dividends that are reinvested in new Common Shares pursuant to the DRIP. Eligible shareholders interested in participating in the DRIP should consult their own tax advisors concerning the tax implications and consequences of their participation in the DRIP in their particular circumstances,

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Wednesday, August 8, 2012 at 1:00 PM ET.  The telephone numbers for the conference call are: U.S. Toll Free: 1-877-317-6789; Canada Toll Free: 1-866-605-3852; International Toll: +1 412-317-6789.  The Conference Call will also be broadcast over Atlantic Power’s website. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are U.S. Toll Free: 1-877-344-7529; International Toll: +1-412-317-0088. Please enter conference call number 10016258.  The conference call will also be archived on Atlantic Power’s website.

About Atlantic Power

Atlantic Power is a leading publicly traded, power generation and infrastructure company with a well diversified portfolio of assets in the United States and Canada. The Company’s power generation projects sell electricity to utilities and other large commercial customers under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  The net generating capacity of the Company’s projects is approximately 2,141 MW, consisting of interests in 31 operational power generation projects across 11 states and 2 provinces and an 84-mile, 500 kilovolt electric transmission line located in California.  In addition, the Company has one 53 MW biomass project under construction in Georgia and one approximate 300 MW wind project under construction in Oklahoma.  Atlantic Power also owns a majority interest in Rollcast Energy, a biomass power plant developer in Charlotte, NC.  Atlantic Power is incorporated in British Columbia, headquartered in Boston and has offices in Chicago, Toronto, Vancouver and San Diego.

The Company’s corporate strategy is to increase the value of the Company through accretive acquisitions in North American markets while generating stable, contracted cash flows from its existing assets to sustain its dividend payout to shareholders.  The Company’s dividend is currently paid monthly at an annual rate of Cdn$1.15 per share.

Atlantic Power has a market capitalization of approximately $1.6 billion and trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of financial data and other publicly filed documents get filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

************************************************************************************************************

Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended and forward-looking information as defined under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects and other matters.  These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•     The expectation that distributions from the Company’s projects will be in the range of $250 million to $265 million for the full year 2012;

•     The expectation that overall levels of operating cash flows in 2012 will be improved over actual 2011 levels;

•     The expectation that there will be significant increases in cash available for distribution from 2011 and that the payout ratio in 2012 will be approximately 90% to 97%;

•     The expectations regarding quarterly fluctuations in the Company’s payout ratio and the impact of certain interest payments on the Company’s payout ratio; and

•     The expectations regarding timing for the completion of sale of the Company’s 50% ownership interest in the Badger Creek project.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  A number of factors could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to, the factors discussed under “Risk Factors” in the Company’s periodic reports as filed with the Securities and Exchange Commission and applicable securities regulatory authorities in Canada from time to time for a detailed discussion of the risks and uncertainties affecting the Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Consolidated Balance Sheets (in thousands of U.S. dollars)

	June 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$62,693	$60,651
Restricted cash	19,139	21,412
Accounts receivable	58,702	79,008
Current portion of derivative instruments asset	7,402	10,411
Inventory	18,908	18,628
Prepayments and other current assets	26,582	10,657
Total current assets	193,426	200,767

Property, plant and equipment, net	1,609,672	1,388,254
Transmission system rights	176,356	180,282
Equity investments in unconsolidated affiliates	450,175	474,351
Other intangible assets, net	572,571	584,274
Goodwill	343,586	343,586
Derivative instruments asset	12,145	22,003
Other assets	70,669	54,910
Total assets	$3,428,600	$3,248,427

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,379	$18,122
Accrued interest	18,482	19,916
Other accrued liabilities	66,949	43,968
Revolving credit facility	20,000	58,000
Current portion of long-term debt	309,336	20,958
Current portion of derivative instruments liability	46,210	20,592
Dividends payable	10,700	10,733
Other current liabilities	3,021	165
Total current liabilities	494,077	192,454

Long-term debt	1,361,850	1,404,900
Convertible debentures	189,342	189,563
Derivative instruments liability	112,135	33,170
Deferred income taxes	157,105	182,925
Power purchase and fuel supply agreement liabilities, net	45,339	71,775
Other non-current liabilities	61,266	57,859
Commitments and contingencies	—	—
Total liabilities	$2,421,114	$2,132,646

Equity
Common shares, no par value, unlimited authorized shares; 113,681,691 and 113,526,182 issued and outstanding at June 30, 2012 and December 31, 2011, respectively	1,218,233	1,217,265
Preferred shares issued by a subsidiary company	221,304	221,304
Accumulated other comprehensive loss	(1,964)	(5,193)
Retained deficit	(432,776)	(320,622)
Total Atlantic Power Corporation shareholders’ equity	1,004,797	1,112,754
Noncontrolling interest	2,689	3,027
Total equity	1,007,486	1,115,781
Total liabilities and equity	$3,428,600	$3,248,427

Atlantic Power Corporation

Consolidated Statements of Operations (in thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Project revenue:
Energy sales	$70,882	$17,865	$146,850	$36,367
Energy capacity revenue	63,039	27,651	125,557	54,789
Transmission services	6,363	7,491	13,524	15,135
Other	14,961	251	36,924	632
	155,245	53,258	322,855	106,923

Project expenses:
Fuel	55,512	14,316	117,611	31,384
Operations and maintenance	46,100	7,801	77,600	18,873
Depreciation and amortization	40,364	10,924	76,832	21,803
	141,976	33,041	272,043	72,060
Project other income (expense):
Change in fair value of derivative instruments	(44)	(4,574)	(58,166)	(1,013)
Equity in earnings of unconsolidated affiliates	5,473	1,962	8,420	3,273
Interest expense	(6,999)	(4,543)	(14,032)	(9,190)
Other income (expense), net	14	(31)	29	(33)
	(1,556)	(7,186)	(63,749)	(6,963)
Project income (loss)	11,713	13,031	(12,937)	27,900

Administrative and other expenses (income):
Administration	8,086	4,671	15,919	8,725
Interest, net	21,414	3,510	43,450	7,478
Foreign exchange gain	(4,205)	(535)	(3,219)	(1,193)
Other income, net	(6,000)	—	(6,000)	—
	19,295	7,646	50,150	15,010
Income (loss) from operations before income taxes	(7,582)	5,385	(63,087)	12,890
Income tax benefit	(5,526)	(7,684)	(21,817)	(6,161)
Net (loss) income	(2,056)	13,069	(41,270)	19,051
Net loss attributable to noncontrolling interest	3,030	(117)	6,108	(271)
Net (loss) income attributable to Atlantic Power Corporation	$(5,086)	$13,186	$(47,378)	$19,322

Net (loss) income per share attributable to Atlantic Power Corporation Shareholders:
Basic	$(0.04)	$0.19	$(0.42)	$0.28
Diluted	$(0.04)	$0.18	$(0.42)	$0.28

Atlantic Power Corporation

Consolidated Statements of Cash Flows (in thousands of U.S. dollars)

(Unaudited)

	Six months ended June 30,
	2012	2011
Cash flows from operating activities:
Net (loss) income	$(41,270)	$19,051
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	76,832	21,803
Long-term incentive plan expense	1,475	1,639
Impairment charge	3,000	—
Gain on sale of equity investments	(578)	—
Equity in earnings from unconsolidated affiliates	(10,842)	(3,273)
Distributions from unconsolidated affiliates	8,719	11,584
Unrealized foreign exchange loss	11,823	4,499
Change in fair value of derivative instruments	58,166	1,013
Change in deferred income taxes	(25,999)	(5,691)
Change in other operating balances
Accounts receivable	20,306	(666)
Prepayments and other current assets	(14,102)	1,244
Accounts payable and accrued liabilities	(384)	(4,996)
Other liabilities	2,226	(1,492)
Net cash provided by operating activities	89,372	44,715

Cash flows used in investing activities:
Change in restricted cash	2,273	(5,290)
Proceeds from sale of equity investments	24,225	8,500
Cash paid for equity investment	(264)	—
Proceeds from related party loans	—	15,455
Biomass development costs	(200)	(587)
Construction in progress	(230,242)	(42,321)
Purchase of property, plant and equipment	(802)	(577)
Net cash used in investing activities	(205,010)	(24,820)

Cash flows (used in) provided by financing activities:
Proceeds from project level debt	255,242	29,890
Repayment of project-level debt	(9,325)	(10,341)
Payments for revolving credit facility borrowings	(60,800)	—
Proceeds from revolving credit facility borrowings	22,800	—
Deferred financing costs	(18,879)	—
Dividends paid	(71,358)	(38,390)
Net cash provided by (used in) financing activities	117,680	(18,841)
Net increase in cash and cash equivalents	2,042	1,054
Cash and cash equivalents at beginning of the period	60,651	45,497
Cash and cash equivalents at end of the period	$62,693	$46,551
Supplemental cash flow information
Interest paid	$58,198	$17,600
Income taxes paid (refunded), net	$1,520	$(436)
Accruals for capital expenditures	$25,534	$—

Regulation G Disclosures

Cash Available for Distribution is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”) and does not have a standardized meaning prescribed by GAAP.  Management believes Cash Available for Distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.  A reconciliation of Cash Flows from Operating Activities to Cash Available for Distribution and to Payout Ratio is provided below.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Project Adjusted EBITDA is defined as project income plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in fair value of derivative instruments.  Project Adjusted EBITDA is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other companies and does not have a standardized meaning prescribed by GAAP.  Management uses Project Adjusted EBITDA at the project-level to provide comparative information about project performance.  A reconciliation of Project Adjusted EBITDA to project income is provided on the following page. Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Atlantic Power Corporation

Cash Available for Distribution

(In thousands of U.S. dollars, except as otherwise stated)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Cash flows from operating activities	$22,880	$24,368	$89,372	$44,715
Project-level debt repayments	(6,600)	(6,941)	(9,325)	(10,341)
Purchase of property, plant and equipment	(86)	(238)	(802)	(546)
Transaction costs(1)	—	768	—	768
Dividends on preferred shares of a subsidiary company	(3,207)	—	(6,446)	—
Cash Available for Distribution(2)	12,987	17,957	72,799	34,596

Total dividends declared to shareholders	$32,275	$19,550	$65,055	$38,542

Payout ratio	249%	109%	89%	111%

Expressed in Cdn$
Cash Available for Distribution	13,119	17,376	73,211	33,793

(1)                                 Represents business development costs associated with the acquisition of the Partnership.

(2)                                 Cash Available for Distribution is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP. Therefore, this measure may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Project Adjusted EBITDA by Segment (in thousands of U.S. dollars)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Project Adjusted EBITDA by segment
Northeast	$22,413	$10,095	$64,811	$17,583
Southeast	25,069	22,670	46,743	42,257
Northwest	12,417	1,620	25,856	2,485
Southwest	17,013	8,626	35,777	17,127
Un-allocated corporate	(4,132)	(157)	(7,557)	(605)
Total	$72,780	$42,854	$165,630	$78,847

Reconciliation to project income
Depreciation and amortization	51,361	17,661	101,306	35,098
Interest expense, net	9,301	7,088	18,169	13,328
Change in the fair value of derivative instruments	(2,629)	4,826	55,792	2,042
Other expense	3,034	248	3,300	479
Project income (loss)	$11,713	$13,031	$(12,937)	$27,900

Atlantic Power Corporation

Project Adjusted EBITDA by Project (for Selected Projects) (in thousands of U.S. dollars)

(Unaudited)

	Three months ended June 30,	Six months ended June 30,
	2012	2012
Project Adjusted EBITDA by project
Northeast
Chambers	$8,097	$13,983
Curtis Palmer	6,806	15,786
Kapuskasing	(525)	3,961
Nipigon	2,587	7,240
North Bay	(369)	4,381
Selkirk	3,697	8,297
Tunis	977	6,375
Other	1,143	4,788
Total	22,413	64,811
Southeast
Auburndale	12,857	23,423
Lake	9,223	17,253
Other	2,989	6,067
Total	25,069	46,743
Northwest
Williams Lake	2,862	9,256
Other	9,555	16,600
Total	12,417	25,856
Southwest
Manchief	3,158	7,517
Morris	2,690	6,702
Path 15	4,428	11,103
Other	6,737	10,455
Total	17,013	35,777
Un-allocated corporate	(4,132)	(7,557)
Total	$72,780	$165,630
Reconciliation to project income
Depreciation and amortization	$51,361	$101,306
Interest expense, net	9,301	18,169
Change in the fair value of derivative instruments	(2,629)	55,792
Other expense, net	3,034	3,300
Project income (loss)	$11,713	$(12,937)